                                                                     EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                CROWN GROUP, INC.
                                       AND
                 THE HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF
                             FLEEMAN HOLDING COMPANY

                                TABLE OF CONTENTS

1.       Sale and Purchase of the Shares..........................................................................2

2.       Purchase and Payment.....................................................................................2
         (a)      Purchase Price. ................................................................................2
         (b)      Conversion Rights if Crown Notes are Prepaid. ..................................................4
         (c)      Closing Date Cash. .............................................................................4
         (d)      Further Assurances. ............................................................................5

3.       Representations and Warranties of the Sellers............................................................5
         (a)      Organization and Standing of the Company........................................................5
         (b)      Subsidiaries....................................................................................5
         (c)      Capital Stock...................................................................................6
         (d)      Financial Statements............................................................................6
         (e)      Absence of Certain Changes or Events............................................................8
         (f)      Tax Matters....................................................................................10
         (g)      Contracts......................................................................................12
         (h)      Title to Properties and Related Matters........................................................13
         (i)      Consents and Approvals.........................................................................14
         (j)      Receivables....................................................................................14
         (k)      Stockholders' Equity, Etc.  ...................................................................14
         (l)      Litigation and Proceedings.....................................................................15
         (m)      Insurance Coverage.............................................................................15
         (n)      Employee Benefits..............................................................................17
         (o)      Employee Relations.............................................................................18
         (p)      Patents, Trademarks and Licenses...............................................................19
         (q)      Approvals, Authorizations and Regulations......................................................19
         (r)      Inventory......................................................................................20
         (s)      Guarantees, Etc................................................................................20
         (t)      OSHA...........................................................................................20
         (u)      Officers, Directors and Employees..............................................................20
         (v)      Absence of Adverse Agreements..................................................................21
         (w)      No Defaults....................................................................................21
         (x)      Banks, Signatories.............................................................................22
         (y)      No Conflicts...................................................................................22
         (z)      Books and Records..............................................................................22
         (aa)     Brokers........................................................................................23
         (bb)     Environmental Matters..........................................................................23
         (cc)     Permits, Licenses, Etc.........................................................................25
         (dd)     Software.......................................................................................26
         (ee)     Title to Shares and Authority..................................................................26
         (ff)     Disclosure.....................................................................................27

4.       Representations and Warranties of the Purchaser.........................................................27
         (a)      Organization, Standing and Authority of the Purchaser..........................................27
         (b)      No Violation...................................................................................27
         (c)      Corporate Proceedings of the Purchaser.........................................................28
         (d)      Financial Statements...........................................................................28
         (e)      Brokers........................................................................................29
         (f)      Investment.....................................................................................29
         (g)      Post-Closing Indemnity.........................................................................29

5.       Additional Covenants and Agreements.....................................................................30
         (a)      Access to Records..............................................................................30
         (b)      Conduct of Business............................................................................31
         (c)      Preservation of Goodwill.......................................................................31
         (d)      Amendment to Schedules.........................................................................31
         (e)      Resignations...................................................................................32
         (f)      Delivery of Materials..........................................................................32
         (g)      Covenant Against Competition...................................................................32
         (h)      Exclusivity....................................................................................33
         (i)      Sellers' Release of Claims.....................................................................34
         (j)      Lease of Facilities............................................................................34
         (k)      Distribution of Dynamic and AffiniTech.........................................................35
         (l)      Escrow of Tax Liability........................................................................35
         (m)      Escrow of Liability for Breaches of Representations, Warranties and Covenants..................37
         (n)      Crown Financial Statements.....................................................................38

6.       Conditions to Obligations of the Purchaser..............................................................38
         (a)      Representations and Covenants..................................................................38
         (b)      Opinion of Counsel.............................................................................39
         (c)      No Damage or Destruction.......................................................................40
         (d)      No Material Adverse Changes....................................................................41
         (e)      Absence of Litigation..........................................................................41
         (f)      Consents.......................................................................................41
         (g)      Financing......................................................................................41
         (h)      Lease of Facilities............................................................................41
         (i)      Employment Agreements..........................................................................41
         (j)      Escrow Agreements..............................................................................42
         (k)      Due Diligence..................................................................................42
         (l)      Hart-Scott-Rodino Filing and Approval..........................................................42

7.       Conditions to Obligations of the Sellers.  .............................................................42
         (a)      Representations and Covenants..................................................................42
         (b)      Opinion of Counsel.............................................................................43
         (c)      Certified Resolutions..........................................................................44
         (d)      No Material Adverse Changes....................................................................44
         (e)      Lease of Facilities............................................................................44

         (f)      Hart-Scott-Rodino Filing and Approval..........................................................44

8.       The Closing.............................................................................................44

9.       Nature and Survival of Representations and Warranties...................................................45
         (a)      Nature of Statements...........................................................................45
         (b)      Survival of Representations and Warranties.....................................................45

10.      Indemnification by Sellers and Related Matters..........................................................46
         (a)      Indemnification by Sellers.....................................................................46
         (b)      Procedure for Making Claims....................................................................46

11.      Indemnification by the Purchaser and Related Matters....................................................47
         (a)      Indemnification by the Purchaser...............................................................47
         (b)      Procedure for Making Claims....................................................................48

12.      Expenses................................................................................................49

13.      Notices.................................................................................................49

14.      Satisfaction of Conditions; Termination; Liquidated Damages.............................................50
         (a)      Best Efforts to Satisfy Conditions.............................................................50
         (b)      Termination....................................................................................51
         (c)      Failure of the Purchaser to Close..............................................................52

15.      Miscellaneous...........................................................................................52
         (a)      Assignment.....................................................................................52
         (b)      Section and Paragraph Headings.................................................................53
         (c)      Amendment......................................................................................53
         (d)      Entire Agreement...............................................................................53
         (e)      Knowledge......................................................................................53
         (f)      Public Announcements...........................................................................53
         (g)      Counterparts...................................................................................54
         (h)      Governing Law..................................................................................54
         (i)      Joinder of Spouses.............................................................................54





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



                            STOCK PURCHASE AGREEMENT



         THIS STOCK PURCHASE AGREEMENT dated on or as of December 1, 1998, by and among CROWN GROUP, INC., a Texas corporation (the "Purchaser"), and the individuals and entities listed on Table I attached hereto that are the shareholders (individually, a "Seller" and collectively, the "Sellers") of FLEEMAN HOLDING COMPANY, an Arkansas corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Sellers are the owners of one hundred (100%) percent of the issued and outstanding shares of Common Stock of the Company, such shares being of the class and par value, and owned by the respective Sellers in the respective amounts as set forth in Table I attached hereto (all of such shares of Common Stock herein collectively referred to as the "Shares"), and the Sellers desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

         WHEREAS, the Company has two (2) wholly-owned subsidiaries engaged in the used vehicle sales and finance business, which subsidiaries are AMERICA'S CAR-MART, INC., an Arkansas corporation ("America's Car-Mart"), and CAR-MART, INC., an Arkansas corporation ("Car-Mart") (individually, a "Car-Mart Subsidiary", and collectively, the "Car-Mart Subsidiaries");

         WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

         NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

         1. Sale and Purchase of the Shares. Each of the Sellers agrees, subject to the conditions to the Seller's obligations herein set forth, to sell, assign and convey to the Purchaser on the Closing Date (as hereinafter defined), free and clear of all security interests, pledges, liens, charges and encumbrances, the number of Shares set forth opposite the name of such Seller in Table I and to transfer and deliver to the Purchaser the certificates evidencing such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The Purchaser agrees, subject to the conditions to its obligations herein set forth, to purchase and accept the Shares for the consideration set forth in
Section 2(a) hereof.

         2. Purchase and Payment.

                  (a) Purchase Price. The total purchase price (the "Purchase Price") for the Shares is Forty-One Million ($41,000,000) Dollars, payable by the Purchaser to the Sellers at Closing (as hereinafter defined), as follows:

                           (i) Thirty-Three Million Five Hundred Thousand
                  ($33,500,000) Dollars shall be payable to the Sellers by wire transfer funds, as follows:


                  Seller                                                                Cash
                  ------                                                                ----
                  Bill Fleeman Revocable Trust, u/d/t January 12, 1998                  $27,430,048.32
                  Jeannie Fleeman                                                       $   349,758.30
                  Billie Jean Fleeman Reeves Children's Trust #1                        $   193,124.16
                  James R. Reeves                                                       $    31,111.83
                  Sharon Elizabeth Fleeman Greehey Children's Trust #1                  $   193,124.16
                  William Greehey                                                       $    31,111.83
                  John Todd Fleeman Children's Trust #1                                 $   193,124.16
                  Melanie Dian Fleeman                                                  $    31,111.83
                  Bart Wayne Fleeman Children's Trust #1                                $   224,235.99
                  Nan R. Smith                                                          $   176,460.62
                  Fleeman Charitable Remainder Annuity Trust                            $ 4,646,788.80
                                                                                        --------------
                           Total                                                        $33,500,000.00

The Tax Escrow Account (as hereinafter defined) and the Representations and Warranties Escrow Account (as hereinafter defined) shall be funded at Closing out of the cash proceeds set forth above by Bill Fleeman Revocable Trust u/d/t January 12, 1998 in accordance with Sections 5(l) and (m) hereof, respectively. In addition, at Closing, the Purchaser shall deduct from the cash portion of the Purchase Price the amount specified by the Sellers as the fee for Llama Company related to this Agreement, and at Closing the Purchaser shall pay, or cause the Company to pay, such fee to Llama Company on behalf of the Sellers.

                           (ii) Seven Million Five Hundred Thousand ($7,500,000)
                  Dollars shall be evidenced by and payable to the Sellers in accordance with the terms of promissory notes issued by the Purchaser, each in the individual amounts set forth below:


                  Seller                                               Crown Notes
                  ------                                               -----------
                  Bill Fleeman Revocable Trust u/d/t
                           January 12, 1998                            $6,600,000
                  Billie Jean Fleeman Reeves
                           Children's Trust #1                         $  200,000
                  Sharon Elizabeth Fleeman
                           Greehey Children's Trust #1                 $  200,000
                  John Todd Fleeman Children's Trust #1                $  200,000
                  Bart Wayne Fleeman Children's Trust #1               $  200,000
                  Nan R. Smith                                         $  100,000
                                                                        ----------
                                                     Total             $7,500,000

The promissory notes set forth above are hereinafter called the "Crown Notes". The Crown Notes shall bear interest at the rate of eight and one-half (8 1/2%) percent per annum, such interest to be payable quarterly commencing ninety (90) days after the Closing Date, with the principal and all accrued and unpaid interest being due and payable five (5) years from the Closing Date. The Crown Notes shall be guaranteed by America's Car-Mart. If prior to maturity of the Crown Notes the Company consummates an Initial Public Offering (as hereinafter defined), the holders of the Crown



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



Notes shall have the right and option to convert (the "Conversion Right") the outstanding principal balance of the Crown Notes into shares of Common Stock of the Company, at the conversion rate equal to the Initial Public Offering price per share, less one-half (1/2) of the amount of underwriting discount per share (the "Exercise Price"). The term "Initial Public Offering" shall mean the first public offering of shares of Common Stock of the Company effected by the Company pursuant to a registration statement that has been declared effective under the Securities Act of 1933, as amended (the "1933 Act"). The Crown Notes shall be in substantially the form of Exhibit "A" attached hereto, with the blanks appropriately completed. The guarantee of the Crown Notes by America's Car-Mart shall be in substantially the form of the Guaranty Agreement (the "Guaranty Agreement") attached hereto as Exhibit "B". The Conversion Right shall be exercised pursuant to the terms of the Warrant to Purchase Shares of Common Stock of Fleeman Holding Company in substantially the form of Exhibit "C" attached hereto (the "Warrant").

                  (b) Conversion Rights if Crown Notes are Prepaid. Notwithstanding the repayment of the Crown Notes, the holders of the Crown Notes shall have the right to exercise their respective Conversion Rights by the payment of the Exercise Price in cash in accordance with, and subject to, the limitations set forth in the Warrant.

                  (c) Closing Date Cash. As set forth in Section 3(k) hereof, America's Car-Mart's cash on the Closing Date (the "Closing Date Cash") shall be not less than $850,000. Of such Closing Date Cash, $350,000 shall be deemed (for accounting purposes) to have been distributed to Bill Fleeman Revocable Trust, u/d/t January 12, 1998, on the day immediately preceding the Closing Date, and at Closing the balance of such Closing Date Cash (which shall be not less than $500,000) shall be retained by America's Car-Mart.

                  (d) Further Assurances. The Sellers hereby agree to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require to more effectively convey, assign, transfer and deliver the Shares to the Purchaser.

         3. Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to and agree with the Purchaser that:

                  (a) Organization and Standing of the Company. The Company and each of the Car-Mart Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. The Company and the Car-Mart Subsidiaries have full corporate power and authority to conduct their respective businesses as they are now being conducted and are qualified to do business as a foreign corporation and are in good standing in each jurisdiction as set forth on Schedule 3(a) where such qualification is required. The Sellers have delivered to the Purchaser complete and correct copies of the Articles of Incorporation (duly certified by the Secretary of State of the State of Arkansas) and By-Laws (certified by the Secretary of the Company) of the Company and the Car-Mart Subsidiaries as in effect on the date hereof.

                  (b) Subsidiaries. The Company has four (4) subsidiaries, America's Car-Mart, Car-Mart, Dynamic Enterprises, Inc., an Arkansas corporation ("Dynamic") and AffiniTech, Ltd., an Arkansas corporation ("AffiniTech"). The Car-Mart Subsidiaries, Dynamic and AffiniTech are hereinafter collectively referred to as the "Subsidiaries". Except for the Subsidiaries, the Company does not (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise.

                  (c) Capital Stock. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value per share, of which, on the date hereof, 492.34 shares are validly issued and outstanding, fully paid and nonassessable and one hundred (100%) percent of which are owned by the Sellers. The authorized capital stock of America's Car-Mart consists of 2,000 shares of Common Stock, no par value per share, of which, on the date hereof, 100 shares are issued and outstanding, fully paid and non-assessable and one hundred (100%) percent of which are owned by the Company. The authorized capital stock of Car-Mart consists of 2,000 shares of Common Stock, no par value per share, of which, on the date hereof, 100 shares are issued and outstanding, fully paid and non-assessable and one hundred (100%) percent of which are owned by the Company. None of the Company and the Car-Mart Subsidiaries has any treasury shares, outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock. Between the date hereof and the Closing Date, the Sellers will not, and will not permit the Company and the Car-Mart Subsidiaries to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale, repurchase or encumbrance of any shares of capital stock.

                  (d) Financial Statements. The Sellers have delivered to the Purchaser (i) the consolidated balance sheets of the Company and the Subsidiaries at their

         May 31, 1997 and their May 31, 1998 fiscal year ends and the related consolidated statements of income, stockholders' equity and cash flows for the Company and the Subsidiaries, as certified by Ernst & Young LLP, Certified Public Accountants; and (ii) the consolidated balance sheets of the Company and the Car-Mart Subsidiaries at July 31, 1998 and the related consolidated statements of income of the Company and the Car-Mart Subsidiaries for the two (2) month period then ended, as certified by the President of the Company (collectively, the "Company's Financial Statements"). All of the Company's Financial Statements (x) are in accordance with the books of account and records of the Company and the Subsidiaries (or the Car-Mart Subsidiaries, as the case may be) and fairly present the financial position and results of operations of the Company and the Subsidiaries (or the Car-Mart Subsidiaries, as the case may be) as of the dates and for the periods indicated, (y) contain and reflect adequate reserves for all known material liabilities and (z) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods ("GAAP"). Except to the extent reflected or reserved against in the Company's Financial Statements, or any Schedule provided for in this Section 3, the Company and the Car-Mart Subsidiaries are not obligated for, nor are any of their respective assets or properties subject to, any liabilities (whether accrued, absolute, contingent or otherwise) or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the date of the most recent Company's Financial Statements, none of which are material and adverse. The most recent Company's Financial Statements correctly reflect the liabilities of the Company and the Car-Mart Subsidiaries at July 31, 1998.

                  (e) Absence of Certain Changes or Events. Except as set forth in any Schedule delivered to the Purchaser pursuant to this Section 3 or except as contemplated by this Agreement, since July 31, 1998, none of the Company and the Car-Mart Subsidiaries has:

                           (i) issued, delivered or agreed to issue or deliver
                  any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                           (ii) except as otherwise permitted herein, borrowed
                  or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

                           (iii) paid any obligation or liability (absolute or
                  contingent) except in the ordinary course of business in customary amounts;

                           (iv) paid any obligation or liability (absolute or
                  contingent) other than current liabilities reflected in or shown on the Company's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (ii) of this Section (e);

                           (v) declared or made, or agreed to declare or make,
                  any payment of dividends or distribution of any assets of any kind whatsoever to the Sellers or Sellers' Affiliates (as hereinafter defined), or purchased or redeemed any shares of its capital stock;

                           (vi) sold or transferred, or agreed to sell or
                  transfer, any of its assets, properties or rights (except sales in the ordinary course of business) or cancelled or agreed to cancel, any debts or claims;

                           (vii) entered or agreed to enter into any agreement
                  or arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Company or the Car-Mart Subsidiaries (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Company or the Car-Mart Subsidiaries with or into another corporation;

                           (viii) waived any rights of material value;

                           (ix) except in the ordinary course of business, made
                  or permitted any amendment or termination of any contract, agreement or license to which it is a party;

                           (x) made any accrual or arrangement for the payment
                  of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                           (xi) except for the salary of William H. Henderson,
                  increased the rate of compensation payable or to become payable by it to any of its officers or key employees compensated at a rate in excess of

                  $25,000 per annum; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

                           (xii) committed to purchase inventories, parts,
                  supplies or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Company and the Car-Mart Subsidiaries;

                           (xiii) experienced any significant labor trouble; or

                           (xiv) suffered any material losses or any damage,
                  destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Company or the Car-Mart Subsidiaries.

Between the date hereof and the Closing Date, the Sellers shall not permit the Company and the Car-Mart Subsidiaries to do any of the things listed in Clauses
(i) through (xii) of this Section (e) without the prior written consent of the Purchaser.

                  (f) Tax Matters. All United States, state, county and local and other taxes, including without limitation, income taxes, payroll taxes, corporate franchise taxes, sales, excise and use taxes and ad valorem taxes, due and payable by the Company and the Subsidiaries for the periods ended prior to the date hereof, have been paid or accrued and there is no further liability (whether or not disclosed on their respective tax returns) for any taxes relating to such periods, and no interest or penalties have accrued or are accruing with respect thereto. The Company and the Subsidiaries have timely filed in correct form all tax returns and reports required to be filed by them on or before the date of this Agreement with all such taxing authorities. The liability for Federal, state and local taxes reflected on the most recent Company's Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid Federal, state and local taxes of the Company and the Subsidiaries . No assessments of deficiencies have been made against the Company or the Subsidiaries , and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. Except for a notice of audit from the Internal Revenue Service ("IRS") with respect to the Company's fiscal year ended May 31, 1996 (the "1996 IRS Audit"), no examinations by the Internal Revenue Service of the Federal income tax returns of the Company or the Subsidiaries for any taxable year are presently pending. The Sellers have delivered to the Purchaser true and complete copies of all of the Company's and the Subsidiaries' Federal and state Income Tax Returns and payroll tax returns for each of their fiscal years from 1994 through 1997. The liability of the Company and the Subsidiaries for all income taxes for all periods prior to the Closing Date shall be the responsibility of, and shall be paid by, the Sellers. At Closing, the Sellers shall deposit in escrow an amount reasonably estimated to be equal to the liability of the Company and the Subsidiaries for their current and deferred taxes in accordance with Section 5(l) hereof. Dynamic and AffiniTech shall be included through the date immediately preceding the Closing

         Date in the consolidated Federal income tax return filed under Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code") by the Company as the common parent of the Subsidiaries.

                  (g) Contracts. Schedule 3(g) hereto is a complete and accurate listing of all mortgages, liens, licenses, leases, sales representation agreements, purchase orders (with unexpired terms of more than thirty
         (30) days) and all other contracts, undertakings, commitments and agreements of the Company and the Car-Mart Subsidiaries to which or by which they are bound, whether written or oral, (x) entered into in the ordinary course of business involving the payment by or to the Company or the Car-Mart Subsidiaries of more than $25,000 in the aggregate with respect to any such contract, undertaking, commitment or agreement, (y) entered into other than in the ordinary course of business, or (z) with any Sellers' Affiliates (the "Contracts"). For the purposes of this Agreement, the term "Sellers' Affiliates" shall include all "affiliates" of the Sellers, the Company and the Car-Mart Subsidiaries, as such terms are defined in the rules and regulations promulgated by the Securities and Exchange Commission under the 1933 Act. Except as set forth on Schedule 3(g), each and all of the Contracts have been duly executed by, or assigned to, the Company or the Car-Mart Subsidiaries, are currently in effect, are valid and binding upon the parties thereto and are enforceable in all material respects in accordance with their terms. The Sellers are not aware of any facts that would prevent the performance of any of the Contracts and all such Contracts shall survive the Closing. Neither the Company or the Car-Mart Subsidiaries, nor to the best of the Sellers' knowledge, any other party, is in default under any one or more of the Contracts, nor has any claim of default been asserted by the Company or the Car-Mart Subsidiaries or any such other party. Neither the Company nor the Car-Mart Subsidiaries has committed any act and, to the best of the Sellers' knowledge, there has been no omission which will result in the breach by the Company or the Car-Mart Subsidiaries of any Contract.

                  (h) Title to Properties and Related Matters. Schedule 3(h) hereto is a complete list of all personal property owned by the Company and the Car-Mart Subsidiaries. The assets reflected in Schedule 3(h) and in the Company's Financial Statements were at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof, are now owned by the Company or the Car-Mart Subsidiaries by good title, free and clear from all security interests, mortgages, liens, claims, defects and encumbrances except liens, charges or encumbrances discussed or referred to in the Company's Financial Statements, the related notes or schedules thereto or in Schedule 3(h) delivered to the Purchaser pursuant to this Section
         3. Except as disclosed in Schedule 3(h), all such assets are in good operating condition and repair, subject to ordinary wear and tear. All of such assets have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of the Company's and the Car-Mart Subsidiaries' business as historically operated by the Company and the Car-Mart Subsidiaries. There are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Company's and the Car-Mart Subsidiaries' business. All mortgages, liens and security interests (if any) to which the assets of the Company and the Car-Mart Subsidiaries are subject shall be released at Closing. The Company does not own any real property.

                  (i) Consents and Approvals. Except as set forth in Schedule 3(i) hereof, no notification, authorization, permit, consent or approval of, or notice to, or filing with, any governmental or regulatory authority or other third party is required to be obtained, given or made, or waiting period required to expire as a condition to the lawful execution and delivery of this Agreement, the consummation by the Sellers of the transaction contemplated herein, or the fulfillment of the terms and compliance with the provisions hereof.

                  (j) Receivables. All notes receivable, contracts receivable and accounts receivable (collectively, the "Receivables") are properly reflected on the Company's and the Car-Mart Subsidiaries' books and records, are valid and have arisen in the ordinary course of business. None of such Receivables has been the subject of any factoring by the Company or the Car-Mart Subsidiaries. Schedule 3(j) sets forth a complete and accurate summary of all Receivables by individual lot locations as of July 31, 1998, which summary includes the aging of such Receivables.

                  (k) Stockholders' Equity, Etc. At Closing, the Company's stockholders' equity, cash, Receivables (net of unearned interest and an allowance for loan losses as hereinafter set forth) and inventory, determined in accordance with GAAP, will not be less than the following:


                                                              Company
                                                              Closing Date
                                                              ------------

                  Cash                                        $   850,000
                  Receivables                                 $45,500,000
                  Inventory                                   $ 1,000,000
                  Stockholders' Equity                        $45,000,000

America's Car-Mart's total liabilities (including payables to Sellers' Affiliates), determined in accordance with GAAP, were, as of July 31, 1998, $8,927,364. On the Closing Date the Company's total liabilities shall be no more than $2,000,000 plus the amount of income taxes payable (current and deferred) by the Company. At Closing, the Company's total liabilities shall consist only of accounts payable, commissions payable, inventory payable and income taxes payable (current and deferred), and shall not include any liabilities to (i) Dynamic, (ii) AffiniTech or (iii) any Seller or Sellers' Affiliates. The amount of the Company's and the Subsidiaries's liability for income taxes (current and deferred) shall be deposited in escrow by the Sellers in accordance with Section 5(l) hereof. The Company's accounts referenced in this Section 3(k) shall be determined on a consolidated basis with the Car-Mart Subsidiaries, and for purposes of the calculation of the minimum stockholder's equity and Receivables, the allowance for loan losses on finance receivables shall be 2.89% of the principal balance of the finance receivables.

                  (l) Litigation and Proceedings. Except as described in
         Schedule 3(l), there are no actions, suits or proceedings pending or threatened against or affecting the Company, the Car-Mart Subsidiaries or the Sellers, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance, and neither the Company nor the Car-Mart Subsidiaries are in default with respect to any judgment, order, writ, injunction, decree, award, or, to the best of the Sellers' knowledge and belief, in default with respect to any rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

                  (m) Insurance Coverage. Schedule 3(m) sets forth each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which the Company and the Car-Mart Subsidiaries have been a party, a named insured or otherwise the beneficiary of coverage at any time within the past year (except as to insurance policies owned by third party vendors, contractors and clients of the Company or the Car-Mart Subsidiaries which have contractually named the Company or the Car-Mart Subsidiaries as insured or provided other benefits of coverage as a result of contractual liability coverage, which policies need not be listed on Schedule 3(m) but shall be made available for inspection by Purchaser's representatives). With respect to each such insurance policy owned by the Company and the Car-Mart Subsidiaries: (A) the policy is legal, valid, binding, enforceable and in full force and effect with respect to the periods and risks which such policy purports to insure; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect in accordance with its terms on the same terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor the Car-Mart Subsidiaries are in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (D) no party to the policy has repudiated any provision thereof. To the best knowledge of the Sellers, the Company and the Car-Mart Subsidiaries have been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Schedule 3(m) describes any self-insurance arrangements affecting the Company and the Car-Mart Subsidiaries. "Self insurance arrangements" means any arrangement by which the Company and the Car-Mart Subsidiaries have assumed risks in scope and amount customarily insured by businesses in the Company's and the Car-Mart Subsidiaries' industry and geographic region.

                  (n) Employee Benefits.

                           (i) The Company and the Car-Mart Subsidiaries have
                  complied and currently are in compliance, both as to form and operation, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, respectively, with respect to each "employee benefit plan" as defined under
                  Section 3(3) of ERISA. Each employee benefit plan of the Company and the Car-Mart Subsidiaries (the "Plan") is described in Schedule 3(n), and a copy of each Plan has been delivered to the Purchaser.

                           (ii) Neither the Company nor the Car-Mart
                  Subsidiaries have ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any Car-Mart Subsidiary on account of any withdrawal therefrom.

                           (iii) Neither the Company nor the Car-Mart
                  Subsidiaries have incurred any liability with respect to a Plan, including, without limitation, under ERISA, (including, without limitation, Title I or Title IV of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC")), the Code or other applicable law, which has not been satisfied in full and, to the best knowledge of the Sellers, no event has occurred, and there exists no known condition or set of circumstances, which could result in the imposition of any liability with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to the Plan.

                           (iv) Neither the Company nor the Car-Mart
                  Subsidiaries have any outstanding commitments to provide or to cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit or similar benefit to any person (including, without limitation, any former or current employee) that has not been reflected in the Company's Financial Statements or is not included in any Plan disclosed on Schedule 3(n).

                  (o) Employee Relations. The Company and the Car-Mart Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours of employees, and there is no labor strike, dispute, slowdown or representation campaign or work-stoppage pending or threatened with respect to employees of the Company or the Car-Mart Subsidiaries. There is not, pending or threatened, any unfair labor practice complaint against the Company or the Car-Mart Subsidiaries pending before any relevant authority or union representation petition respecting the employees of the Company or the Car-Mart Subsidiaries.

                  (p) Patents, Trademarks and Licenses. Neither the Company nor the Car-Mart Subsidiaries have any patents or patent applications pending. The Company and the Car-Mart Subsidiaries own all trademarks, trade names and copyrights (including, without limitation, the trademarks and trade names "Car-Mart" and "Discount Auto") for the conduct of its business as currently conducted, and the conduct of such business does not conflict with or infringe upon any trademark, trade name, trade secret or copyright of others. Neither the Company nor the Car-Mart Subsidiaries have received any notice of any claim of infringement or other complaint that its operations conflict with or infringe upon the patents, trade names, trademarks, trade secrets, copyrights or product formulas of others. The Company and the Car-Mart Subsidiaries are the owners of the trademark registrations for "Car-Mart" and "Discount Auto" set forth on Schedule 3(p) attached hereto, including all goodwill associated therewith and any variations thereof which would be likely to cause confusion, mistake or deception, which registrations are in full force and effect.

                  (q) Approvals, Authorizations and Regulations. The Company's and the Car-Mart Subsidiaries' business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, and neither the Company, the Car-Mart Subsidiaries, nor any officer, director, stockholder, agent or employee has violated, in any material respect, any law, ordinance, rule or regulation in connection with the Company's and the Car-Mart Subsidiaries' business. Further, neither the Company nor the Car-Mart Subsidiaries have received any notice (written or otherwise) from any governmental authority asserting or investigating any alleged failure to comply with any applicable law, ordinance or regulation.

                  (r) Inventory. None of the used vehicle inventories of the Company and the Car-Mart Subsidiaries are obsolete, defective or otherwise not saleable or usable in the ordinary course of business. The levels of inventories currently on hand are not in excess of or less than that necessary for the operation of the Company's and the Car-Mart Subsidiaries' business in the ordinary course of business consistent with past practices of the Company and the Car-Mart Subsidiaries.

                  (s) Guarantees, Etc. Neither the Company nor the Car-Mart Subsidiaries have given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.

                  (t) OSHA. Neither the Company nor the Car-Mart Subsidiaries have received notice of any violation by the Company or the Car-Mart Subsidiaries, and to the best of the Sellers' knowledge and belief, neither the Company nor any Car-Mart Subsidiary is in violation of and has not been in violation of, the Occupational Safety and Health Act of 1970, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety.

                  (u) Officers, Directors and Employees. Attached hereto as
         Schedule 3(u) is a list of all officers, directors and employees of the Company and the Car-Mart Subsidiaries and their current annual compensation (or basis thereof). There are no amounts owed to any officer, director or employee of the Company or the Car-Mart Subsidiaries other than as reflected in the Company's Financial Statements. Except as set forth on Schedule 3(u), no officer, director or employee of the Company, the Car-Mart Subsidiaries, or any affiliate of the Company, owns, directly or indirectly, beneficially or otherwise, any material interest in, or is an employee, officer or director of, or a consultant, agent for or representative of, any customer, competitor or supplier of the Company or the Car-Mart Subsidiaries.

                  (v) Absence of Adverse Agreements. Neither the Company nor the Car-Mart Subsidiaries are a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Company or the Car-Mart Subsidiaries.

                  (w) No Defaults. Neither the Company nor the Car-Mart Subsidiaries are in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver (except caused by the statute of limitations) of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement to which the Company or the Car-Mart Subsidiaries is a party or by which the Company, the Car-Mart Subsidiaries or their assets may be bound, or under any provision of the Company's or the Car-Mart Subsidiaries' Articles of Incorporation or By-Laws (or comparable instruments). All liabilities of the Company and the Car-Mart Subsidiaries are, and will be on the Closing Date, current and not in default, and at Closing shall be not greater than the aggregate amount permitted pursuant to Section 3(k) hereof.

                  (x) Banks, Signatories. Schedule 3(x) is a list setting forth the name of each bank, savings and loan or other financial institution in which the Company and the Car-Mart Subsidiaries have any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, excepting only those bank accounts in which minimum balances ($1,000 or less) are kept and which are swept on a regular basis into consolidated accounts of the Company.

                  (y) No Conflicts. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company and the Car-Mart Subsidiaries, or under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Company or any Car-Mart Subsidiary is a party or by which its properties may be bound, or under any law, statute or regulation.

                  (z) Books and Records. The books and records of the Company and the Car-Mart Subsidiaries are in all material respects complete and correct and to the best of the Sellers' knowledge and belief, have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and Shareholders of the Company and the Car-Mart Subsidiaries.

                  (aa) Brokers. Except for Llama Company, neither the Company, the Car-Mart Subsidiaries nor any Seller is a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against any of them, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement. The fees of Llama Company related to this Agreement shall be paid by the Sellers at Closing as specified in Paragraph 2(a) hereof.

                  (bb) Environmental Matters.

                           (i) For the purposes of this Agreement, the following
                  definitions shall apply:

                  Environment: Ambient air, surface water, groundwater, soil, sediment and land.

                  Environmental Conditions: Any environmental contamination of any kind or nature resulting from the presence of Hazardous Materials in the surface soils, subsurface soils, surface waters or groundwater.

                  Environmental Laws: All existing federal, state or local laws or ordinances and any regulations, rules, or administrative or judicial rulings issued or promulgated thereunder and common law relating to (a) Releases or threatened Releases of Hazardous Materials or materials containing Hazardous Materials; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or (c) otherwise relating to the protection of human health or the Environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., ("RCRA"), the Clean Water Act, 33-U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., ("TSCA"), and all state analogues and counterparts to any of the foregoing.

                  Facilities: The real property and improvements located at the locations listed on Schedule 3(bb) attached hereto.

                  Hazardous Materials: Any substance defined as "Hazardous Waste", "Hazardous Substance", "Hazardous Material", pollutant or contaminant under any existing Environmental Laws. Hazardous Materials include, without limitation, asbestos, polychlorinated biphenyls and petroleum products.

                  Release: Any spilling, leaking, pumping, pouring, leaching, emitting, emptying, discharging, injecting, escaping, dumping or disposing of Hazardous Materials or materials containing Hazardous Materials into the Environment.

                           (ii) Except as set forth in Schedule 3(bb), there are
                  no Environmental Conditions on, at, under or emanating from the Facilities.

                           (iii) Except as set forth in Schedule 3(bb), neither
                  the Company nor any Car-Mart Subsidiary has received any notice claiming or alleging that the Company or any Car-Mart Subsidiary (1) has violated any applicable Environmental Laws; or (2) is responsible or potentially responsible for any remedial or removal action under any applicable Environmental Laws, and on the date hereof to the best of the Sellers' knowledge, no such claim is threatened.

                           (iv) Except as disclosed in Schedule 3(bb):

                           (1) the Company and the Car-Mart Subsidiaries have all Permits required under applicable Environmental Laws that are necessary to conduct the business of the Company and the Car-Mart Subsidiaries as presently conducted, the absence of which would have a material adverse effect on the Company or the Car-Mart Subsidiaries (the "Material Environmental Permits"), and has provided copies of all the Material Environmental Permits to the Purchaser;

                           (2) all the Material Environmental Permits are in full force and effect and neither the Company nor any Car-Mart Subsidiary is in material default of any thereof;

                           (3) there is no threatened suspension, cancellation or non-renewal of any of the Material Environmental Permits or any basis for such suspension, cancellation or non-renewal;

                           (4) the Company and the Car-Mart Subsidiaries shall renew all the Material Environmental Permits that shall expire on or before Closing; and

                           (5) Schedule 3(bb) lists all the Material
                           Environmental Permits which by their terms or by operation of law will expire or otherwise become ineffective upon or by reason of the completion of the transaction contemplated in this Agreement. The Sellers shall cause the Company and the Car-Mart Subsidiaries to use their best efforts and cooperate with the Purchaser in securing a reissue of such Material Environmental Permits on substantially similar terms so as to allow the Company and the Car-Mart Subsidiaries to continue their business without interruption after Closing.

                           (v) PCB Items. Except as set forth in Schedule 3(bb),
                  to the best of the Sellers' knowledge, none of the assets of the Company or the Car-Mart Subsidiaries is a PCB Item (as defined in 40 C.F.R. ss. 761.3).

                  (cc) Permits, Licenses, Etc. The Company and the Car-Mart Subsidiaries have all Permits (except for Environmental Permits, which are the subject of specific representations and warranties in Section 3(bb) hereof), that are required in order to carry on the Company's and the Car-Mart Subsidiaries' business as presently conducted, the absence of which would have a material adverse effect on the Company or the Car-Mart Subsidiaries (the "Material Permits"), and is not in material default of any thereof. All Material Permits are in full force and effect, and, to the best knowledge of the Sellers, no suspension, cancellation or non-renewal of any Material Permit is threatened, nor, to the best of the Sellers' knowledge, does there exist any basis for such suspension, cancellation or non-renewal.

                  (dd) Software. Schedule 3(dd) contains a list or description by type of all operating and applications computer programs and data bases (the "Software") which the Company and the Car-Mart Subsidiaries use or have available for use, and such Software constitutes all the Software which is used to operate the business of the Company and the Car-Mart Subsidiaries as currently conducted. All such Software is owned outright by the Company and the Car-Mart Subsidiaries except as indicated on Schedule 3(dd). As to any Software which Schedule 3(dd) indicates is not owned by the Company or the Car-Mart Subsidiaries, the owner of such Software is identified on Schedule 3(dd) and the Company and the Subsidiaries have, and after Closing shall continue to have, the right to use the same pursuant to valid leases or licenses therefor. To the knowledge of the Sellers, none of the Software used by or available to the Company and the Car-Mart Subsidiaries, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is known to be threatened.

                  (ee) Title to Shares and Authority. The Sellers now have and on the Closing Date will have valid title to the Shares and on the Closing Date will have full right, power and authority and due authorization to sell and transfer the Shares to be sold hereunder, and upon the delivery of and payment for the Shares to be sold to the Purchaser hereunder, the Sellers will transfer to the Purchaser valid title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms.

                  (ff) Disclosure. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Company, the Subsidiaries or the Sellers to Purchaser, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Company or the Car-Mart Subsidiaries uniquely) known to the Sellers which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of the Company or the Car-Mart Subsidiaries.

         4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers that:

                  (a) Organization, Standing and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

                  (b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or
         (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

                  (c) Corporate Proceedings of the Purchaser. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

                  (d) Financial Statements. The Purchaser has delivered to the Sellers (i) the audited consolidated balance sheet of the Purchaser at April 30, 1998 and the related consolidated statements of operations, cash flows and changes in stockholder's equity for the Purchaser, all for the year then ended, together with the related notes thereto, as certified by PricewaterhouseCoopers, LLP, Certified Public Accountants, and (ii) the unaudited consolidated balance sheet of the Purchaser at July 31, 1998 (the "Crown Financial Statement Date") and the related unaudited consolidated statements of operations and cash flows for the Purchaser, all for the three (3) months then ended, as certified by the Chief Financial Officer of the Purchaser (hereinafter collectively called the "Crown Financial Statements"). The

         Crown Financial Statements (x) are in accordance with the books of account and records of the Purchaser and fairly present the consolidated financial position of the Purchaser at the dates indicated, (y) contain and reflect reserves for all material liabilities and (z) were prepared in accordance with GAAP on a basis consistent with prior accounting periods. To the best of the Purchaser's knowledge, except to the extent reflected and reserved against in the Crown Financial Statements or the notes thereto, the Purchaser is not subject to any liabilities (whether accrued, absolute, contingent or otherwise) or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the Crown Financial Statement Date, none of which are material and adverse.

                  (e) Brokers. Except for Stephens Inc., the Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement. The fees of Stephens Inc. related to this Agreement shall be paid by the Purchaser.

                  (f) Investment. The Shares will be acquired for investment and not with a view to distribution thereof, nor with any intention of distributing or selling or otherwise disposing of the Shares.

                  (g) Post-Closing Indemnity. The Purchaser, the Company and the Car-Mart Subsidiaries shall be responsible for, and shall indemnify and hold the Sellers harmless from any Losses (as hereinafter defined) in the manner set forth in Section 11 hereof, arising out of, related to or resulting from the business, operations or properties of the Company and the Car-Mart Subsidiaries arising after the Closing Date, excepting those items (i) relating to acts or omissions occurring prior to the Closing Date and (ii) matters for which the Sellers are obligated to indemnify the Purchaser, the Company and the Car-Mart Subsidiaries pursuant to this Agreement.

         5. Additional Covenants and Agreements.

                  (a) Access to Records. Until the Closing Date or the termination of this Agreement, the Sellers will furnish to the Purchaser with unaudited monthly financial statements of the Company and the Car-Mart Subsidiaries for each month following July, 1998, promptly as available. At all reasonable times prior to Closing, the Sellers shall cause the Company and the Car-Mart Subsidiaries to give to the Purchaser, its counsel, accountants, and other representatives, full and free access to all the properties, books, contracts, commitments and records of the Company and the Car-Mart Subsidiaries so that the Purchaser may have full opportunity to make such investigation as it shall desire to make of the business and affairs of the Company and the Car-Mart Subsidiaries, provided that such investigation shall not unreasonably interfere with the operations of the Company and the Car-Mart Subsidiaries. No investigation by the Purchaser heretofore or hereafter made shall affect the representations and warranties of the Sellers, and each such representation and warranty shall survive any such investigation. If this Agreement is terminated, the Purchaser, its officers, directors, employees, agents and authorized representatives shall keep confidential and shall not use in any manner any information or documents obtained from the Company and the Car-Mart Subsidiaries, unless such information is readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Purchaser independently of any investigation of the Company and the Car-Mart Subsidiaries, or received from a third party not under an obligation to the Company and the Car-Mart Subsidiaries to keep such information confidential. Further, if this Agreement is terminated, the Purchaser shall immediately return to the Company and the Car-Mart Subsidiaries any documents obtained from the Company and the Car-Mart Subsidiaries together with all copies thereof then in the Purchaser's possession or under the Purchaser's control, and shall agree thereafter to keep the contents thereof strictly confidential.

                  (b) Conduct of Business. Except as otherwise contemplated by this Agreement, from the date hereof until the Closing Date, the business of the Company and the Car-Mart Subsidiaries will be conducted diligently and only in the ordinary course. For purposes of this Paragraph 5(b), the phrase "ordinary course" shall mean the conduct of the business of the Company and the Car-Mart Subsidiaries in the manner which the Company and the Car-Mart Subsidiaries conducted their business in the last twelve (12) months prior to the execution of this Agreement, following their usual accounting practices, making ordinary accruals, incurring ordinary liabilities or expenditures and making ordinary contracts and commitments.

                  (c) Preservation of Goodwill. From the date hereof until the Closing Date, subject to prudent business judgment, the Sellers will use their best efforts to preserve the business organization of the Company and the Car-Mart Subsidiaries, to keep available to the Company and the Car-Mart Subsidiaries the services of the officers and employees and to preserve for the Purchaser, the Company and the Car-

         Mart Subsidiaries the goodwill of all suppliers, customers and others having business relations with them.

                  (d) Amendment to Schedules. The Sellers agree that, with respect to their representations and warranties contained in this Agreement, the Sellers shall have the right and continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter that would have been or would be required to be set forth or described in the Schedules in order to not materially breach any representation, warranty or covenant of the Sellers contained herein. Each amendment or supplement to any Schedule shall be clearly marked so as to indicate the amending or supplemental information contained therein, which shall be presented in appropriate detail, and shall be delivered prior to the Closing.

                  (e) Resignations. The Sellers agree to deliver to the Purchaser at Closing (effective on the Closing Date) the resignations of those officers and directors of the Company and the Car-Mart Subsidiaries as may be requested by the Purchaser.

                  (f) Delivery of Materials. At the Closing, the Sellers shall deliver to the Purchaser the minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Company and the Car-Mart Subsidiaries.

                  (g) Covenant Against Competition. The Sellers agree that from and after the Closing Date, they will not, directly or indirectly, for five (5) years, but not to exceed the maximum period allowed by law,
         (i) either on their own behalf or on behalf of any other person or entity except in furtherance of the Company's and the Car-Mart Subsidiaries' business, render their services, engage in or have a financial interest in any business involving the sale and financing of used vehicles or any business which is substantially similar to or directly competitive with the business of the Company and the Car-Mart Subsidiaries, in the States of Arkansas, Texas, Oklahoma, Missouri and Kansas; and (ii) solicit any of the employees of the Company or the Car-Mart Subsidiaries for employment by any person or entity other than the Company or the Car-Mart Subsidiaries. The Sellers hereby acknowledge that the foregoing restrictions are reasonable in scope and necessary for the protection of the goodwill of Company and the Car-Mart Subsidiaries and that a breach of this covenant would cause the Purchaser, the Company and the Car-Mart Subsidiaries substantial damage impossible of precise determination. Accordingly, in addition to such other rights and remedies as may be available to the Purchaser, the Company and the Car-Mart Subsidiaries in the event of any breach, actual or threatened, of the foregoing provisions of this Section 5(g), the Purchaser, the Company and the Car-Mart Subsidiaries (or any successor or successors thereof) shall be entitled to enjoin such breach, actual or threatened. The Sellers further agree that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies in the jurisdiction in which enforcement is sought.

                  (h) Exclusivity. After the signing of this Agreement until the Closing Date or the termination of this Agreement, the Sellers shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities of, or any substantial portion of the assets of, the Company or the Car-Mart Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition (including any acquisition structured as a merger, consolidation or share exchange). The Sellers will (and shall cause the Company and the Car-Mart Subsidiaries to) notify the Purchaser if any person or entity makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                  (i) Sellers' Release of Claims. Effective as of the Closing, the Sellers hereby release, acquit and forever discharge the Company and the Car-Mart Subsidiaries from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing, including, without limitation, any claim for indemnity or contribution from the Company and the Car-Mart Subsidiaries, and waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and the Car-Mart Subsidiaries and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights. Prior to the Closing Date, all amounts payable by America's Car-Mart to Dynamic shall be forgiven, and all amounts payable by America's Car-Mart to Bill Fleeman shall be assigned by Bill Fleeman to the Company and the Company shall convert such payable to equity in America's Car-Mart, and at Closing, America's Car-Mart shall have no further liability for payables to Dynamic or Bill Fleeman.

                  (j) Lease of Facilities. Contemporaneously with the Closing, America's Car-Mart shall enter into lease agreements (the "Facilities Lease Agreements") for the lease by America's Car-Mart of the real properties and improvements owned by the Sellers or any Sellers' Affiliates (collectively, the "Seller Lessors"), which properties are listed on Schedule 5(j) attached hereto (the "Seller Leased Properties"). Each of the Facilities Lease Agreements shall be for a term of five (5) years from and after January 1, 1999 and shall be renewable for two (2) additional five (5) year terms. The initial monthly rent and renewal rent for the Seller Leased Properties shall be as set forth on Schedule 5(j). The Facilities Lease Agreements shall be in substantially the form of Exhibit "D" attached hereto.

                  (k) Distribution of Dynamic and AffiniTech. Contemporaneously with the Closing, the Sellers shall cause the Company to distribute to the Sellers all of the issued and outstanding capital stock of Dynamic and AffiniTech. The Sellers shall be responsible for, and shall indemnify and hold the Purchaser, the Company and the Car-Mart Subsidiaries harmless from, any Losses in the manner set forth in
         Section 10 hereof, arising out of, related to or resulting from the business, operations or properties of Dynamic and AffiniTech arising prior to or after the Closing Date. In addition, the liability of the Company and the Subsidiaries for all income taxes as a result of the distribution of the capital stock of Dynamic and AffiniTech to the Sellers shall be the responsibility of, and shall be paid by, the Sellers.

                  (l) Escrow of Tax Liability. Contemporaneously with the Closing, the Sellers shall deposit in escrow (the "Tax Escrow Account") with a federally insured banking association (the "Escrow Agent") an amount reasonably estimated to be equal to the Company's and the Subsidiaries' liability for unpaid income taxes (current and deferred) for all periods prior to the Closing Date (the "Company's Pre-Closing Tax Liability"), all of which Pre-Closing Tax Liability is the sole responsibility of, and shall be paid by, the Sellers (out of the Tax Escrow Account or otherwise), and the Sellers shall indemnify and hold the Purchaser, the Company and the Subsidiaries harmless from any Losses related thereto in the manner set forth in Section 10 hereof. The Sellers may, from time to time, withdraw from the Tax Escrow Account such amounts as may be required to pay the Company's Pre-Closing Tax Liability (or scheduled installments thereof), which withdrawals shall be made payable to (i) the IRS if the Company's Pre-Closing Tax Liability (or the applicable scheduled installment thereof) has not been paid or (ii) the Sellers, if the Company's Pre-Closing Tax Liability (or the applicable scheduled installment thereof) has been paid by the Sellers, and the Sellers provide to the Purchaser written evidence of the amount of Pre-Closing Tax Liability which was due, and confirmation reasonably satisfactory to the Purchaser of the payment of such amount to the IRS by the Sellers. The Purchaser may, from time to time, withdraw from the Tax Escrow Account such amounts as may be required to pay the Company's Pre-Closing Tax Liability (or the applicable scheduled installment thereof) if the Sellers have not paid the amount due on or before the fifteenth (15th) day preceeding the due date for payment of the Company's Pre-Closing Tax Liability (or the applicable scheduled installment thereof). The Escrow Agent shall be mutually agreed upon by the Purchaser and the Sellers, and all fees of the Escrow Agent shall be the responsibility of the Sellers. The Tax Escrow Account shall be administered in accordance with the terms of an escrow agreement (the "Tax Escrow Agreement"), which Tax Escrow Agreement shall be mutually agreed upon by the Purchaser, the Sellers and the Escrow Agent. The Purchaser and the Sellers agree to issue instructions to the Escrow Agent in accordance with the terms of this Agreement. Interest earned on the funds in the Tax Escrow Account will first be applied to payment of the fees and expenses of the Escrow Agent, with the balance, if any, being payable annually to the Sellers. The Tax Escrow Account shall terminate when the Pre-Closing Tax Liability has been paid in full.

                  (m) Escrow of Liability for Breaches of Representations, Warranties and Covenants. Contemporaneously with the Closing, the Sellers shall deposit in escrow (the "Representations and Warranties Escrow Account") with the Escrow Agent the sum of One Million ($1,000,000) Dollars as an escrow deposit to provide for the payment of the Sellers' liability, if any, for a breach by the Sellers of any of the representations, warranties and covenants of the Sellers contained in this Agreement. The Purchaser may, from time to time, withdraw from the Representations and Warranties Escrow Account such amounts as may be required in order to obtain payment of Losses for which the Sellers are responsible to indemnify the Purchaser, the Company and the Car-Mart Subsidiaries as provided in Section 10 hereof. The Purchaser and the Sellers agree to issue instructions to the Escrow Agent in accordance with the terms of this Agreement. Interest earned on the funds in the

         Representations and Warranties Escrow Account will be first applied to the payment of the fees and expenses of the Escrow Agent, with the balance, if any, being payable to the Sellers upon the termination of the Representations and Warranties Escrow Account. The Representations and Warranties Escrow Account shall terminate one (1) year after the Closing Date, provided, however, the Representations and Warranties Escrow Account shall continue with respect to any sums for which the Purchaser has made a claim for Losses to be paid out of the Representations and Warranties Escrow Account until such time as the claim is paid or the Sellers are finally determined by a court of competent jurisdiction to have no liability for such claim(s). The Escrow Agent shall be mutually agreed upon by the Purchaser and the Sellers, and all fees of the Escrow Agent shall be the responsibility of the Sellers. The Representations and Warranties Escrow Account shall be administered in accordance with the terms of an escrow agreement (the "Representations and Warranties Escrow Agreement") which Representations and Warranties Escrow Agreement shall be mutually agreed upon by the Purchaser, the Sellers and the Escrow Agent. The Purchaser and the Sellers agree to issue instructions to the Escrow Agent in accordance with the terms of this Agreement.

                  (n) Crown Financial Statements. For so long as the Crown Notes remain outstanding and unpaid, the Purchaser agrees to make available to the Sellers the consolidated financial statements of the Purchaser that are filed with the Securities and Exchange Commission ("SEC") pursuant to the Purchaser's annual Form 10K and quarterly Form 10Q filings with the SEC.

         6. Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by the Purchaser:

                  (a) Representations and Covenants. All representations and warranties of the Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Sellers shall have performed all agreements and covenants to be performed by the Sellers on or prior to the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date, signed by the Sellers to the effect that such is the case.

                  (b) Opinion of Counsel. The Purchaser shall have received the opinion of John R. Scott, General Counsel for the Sellers, the Company and the Car-Mart Subsidiaries, dated the Closing Date, to the effect that:

                           (i) each of the Company and the Car-Mart Subsidiaries
                  is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has corporate power to carry on its business as it is now being conducted;

                           (ii) the authorized capital stock and the outstanding
                  shares of the Company and the Car-Mart Subsidiaries are as set forth herein, and the Shares are duly and validly issued, fully paid, non-assessable and outstanding;

                           (iii) the consummation of the transactions
                  contemplated by this Agreement will not result in the breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company and the Car-Mart Subsidiaries, or, to such counsel's knowledge, any loan, credit or similar agreement or any court decree to which the Company, the Car-Mart Subsidiaries or any of the Sellers are a party or by which the Company, the Car-Mart Subsidiaries, the Sellers, or their respective properties may be bound;

                           (iv) this Agreement has been duly executed and
                  delivered by the Sellers and constitutes the valid and binding obligation of the Sellers enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable);

                           (v) the transfer of the Shares from the Sellers shall
                  vest in the Purchaser valid ownership in the Shares, free and clear of all security interests, pledges, liens, encumbrances, charges or assessments, and no other endorsement is required to transfer such ownership to the Purchaser, and such counsel is not aware of any adverse claim with respect to the Shares.

                  (c) No Damage or Destruction. Prior to the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Company or the Car-Mart Subsidiaries as a result of which either the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Company or the Car-Mart Subsidiaries, or is more than $50,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

                  (d) No Material Adverse Changes. Prior to the Closing Date, there shall not have been any material adverse change in the business, operations, financial condition or properties of the Company and the Car-Mart Subsidiaries since the date of the most recent Company's Financial Statements (July 31, 1998), and the Purchaser shall have received a certificate dated the Closing Date, signed by the Sellers to the effect that such is the case.

                  (e) Absence of Litigation. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein.

                  (f) Consents. The Sellers shall have obtained all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement.

                  (g) Financing. The Purchaser shall have obtained financing for the transaction contemplated hereunder on terms satisfactory to the Purchaser. The Purchaser shall provide the Sellers and Llama Company on or before December 1, 1998, with a copy of a commitment letter for such financing.

                  (h) Lease of Facilities. America's Car-Mart and the Seller Lessors shall have entered into the Facilities Lease Agreements.

                  (i) Employment Agreements. Nan R. Smith, William H. Henderson and Edward Hight, Bill Melson, Barry Bagget and America's Car-Mart's Regional Managers - Bert Sandoval, Ben Rose, Roger Newton, Ed White and Aaron Davis, shall have entered into Employment Agreements with the Company or America's Car-Mart on terms satisfactory to the Purchaser and each of such individuals.

                  (j) Escrow Agreements. The Purchaser, the Sellers and the Escrow Agent shall have entered into the Tax Escrow Agreement and the Representations and Warranties Escrow Agreement, respectively, and the deposit of funds into the Tax Escrow Account and the Representations and Warranties Escrow Account, as required herein, shall have been made by the Sellers.

                  (k) Due Diligence. The Purchaser's due diligence investigation of the Company and the Car-Mart Subsidiaries as contemplated pursuant to Section 5(a) hereof shall have been completed to the satisfaction of the Purchaser.

                  (l) Hart-Scott-Rodino Filing and Approval. The Purchaser and the Sellers (and any other required parties) shall have made any filings with the Federal Trade Commission required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the required waiting periods thereunder shall have expired, and the parties shall not have received any objection to the consummation of the transactions contemplated by this Agreement.

         7. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions, unless expressly waived in writing by the Sellers:

                  (a) Representations and Covenants. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date, and the Sellers shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Purchaser, to the effect that such is the case.

                  (b) Opinion of Counsel. The Sellers shall have received the opinion of T. J. Falgout, III, General Counsel for the Purchaser, dated the Closing Date, to the effect that:

                           (i) the Purchaser is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Texas and has corporate power to carry on its business as it is now being conducted;

                           (ii) this Agreement has been duly authorized,
                  executed and delivered by the Purchaser, and (assuming valid execution and delivery by the other parties hereto) is, or will be upon such execution, the valid and binding obligation of the Purchaser in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights, and except that such counsel need not express an opinion as to whether any covenant contained herein or therein is specifically enforceable); and

                           (iii) to such counsel's knowledge, the consummation
                  of the transactions contemplated by this Agreement will not result in the breach of or constitute a default under the Articles of Incorporation or By-Laws of the Purchaser, or any loan, credit or similar agreement or any court decree to which the Purchaser is a party or by which the Purchaser or its properties may be bound.

                  (c) Certified Resolutions. The Sellers shall have received resolutions of the Board of Directors of the Purchaser, certified by the Secretary or an Assistant Secretary of the Purchaser, authorizing the execution, delivery and performance of this Agreement.

                  (d) No Material Adverse Changes. Prior to the Closing Date, there shall not have been any material adverse change in the business, operations, financial condition or properties of the Purchaser since the date of Crown's Financial Statements, and the Sellers shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Purchaser to the effect that such is the case.

                  (e) Lease of Facilities. America's Car-Mart and the Seller Lessors shall have entered into the Facilities Lease Agreements.

                  (f) Hart-Scott-Rodino Filing and Approval. The Purchaser and the Sellers (and any other required parties) shall have made any filings with the Federal

         Trade Commission required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the required waiting periods thereunder shall have expired, and the parties shall not have received any objection to the consummation of the transactions contemplated by this Agreement.

         8. The Closing. The execution and delivery of this Agreement and the instruments, certificates and other documents required hereunder (the "Closing") shall take place at the offices of Crown Group, Inc., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038, at 10:00 a.m. local time on January 18, 1999, or at such earlier time and day or other location as may be mutually agreed by the Purchaser and the Sellers. The date and time of such execution and delivery is herein called the "Closing Date", and the effective date of the Closing shall be 12:01 a.m., Dallas, Texas time on the Closing Date. On the Closing Date, certificates representing the Shares shall be delivered by the Sellers against delivery of the Purchase Price pursuant to Section 2 hereof, and Closing shall be deemed to have occurred when such deliveries have been made by the Purchaser and the Sellers in accordance with the terms hereof.

         9. Nature and Survival of Representations and Warranties.

                  (a) Nature of Statements. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Sellers or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Sellers or the Purchaser, as the case may be.

                  (b) Survival of Representations and Warranties. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Closing Date and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect for a period of two (2) years after the Closing Date and, as to representations made by the Sellers concerning or affecting any tax liability of the Company or the Subsidiaries, until a date which is six (6) months after the statute of limitations has run against the Federal, state and local government; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement.

         10. Indemnification by Sellers and Related Matters.

                  (a) Indemnification by Sellers. The Sellers, jointly and severally, agree to defend, indemnify and hold harmless the Purchaser, the Company and the Car-Mart Subsidiaries, and their respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                           (i) the breach by the Sellers of any of their
                  warranties, representations, covenants, agreements or undertakings contained herein; and

                           (ii) any liability arising out of any and all
                  actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

                  (b) Procedure for Making Claims. If and whenever the Purchaser desires to claim indemnification by the Sellers pursuant to the provisions of this Section 10, the Purchaser shall promptly deliver to the Sellers a certificate signed by the Chairman of the Board, President or Vice President of the Purchaser (the "Notice of Claim")
         (i) stating that the Purchaser, the Company or the Car-Mart Subsidiaries, their successors and assigns, has paid or properly accrued Losses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this Section 10, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a Loss, and (ii) specifying the individual items of Loss included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related. The Sellers shall have the right to defend any claim by a third party at the expense of the Sellers. The Purchaser, the Company and the Car-Mart Subsidiaries, as the case may be, shall provide to the Sellers prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser, the Company or the Car-Mart Subsidiaries and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Sellers, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser, the Company and the Car-Mart Subsidiaries, nor enter into any settlement (except the written consent of the Purchaser and the Company) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser, the Company and the Car-Mart Subsidiaries of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser and the Company shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

         11. Indemnification by the Purchaser and Related Matters.

                  (a) Indemnification by the Purchaser. The Purchaser agrees to defend, indemnify and hold harmless the Sellers, their heirs, administrators, personal representatives, successors and assigns from, against and in respect of any and all loss or damage resulting from:

                           (i) the breach by the Purchaser of any of its
                  warranties, representations, covenants, agreements or undertakings contained herein; and

                           (ii) any liability arising out of any and all
                  actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses").

                  (b) Procedure for Making Claims. If and whenever the Sellers desire to claim indemnification by the Purchaser pursuant to the provisions of this Section 11, the Sellers shall promptly deliver to the Purchaser a certificate signed by the Sellers (the "Notice of Claim") (i) stating that the Sellers, their respective heirs, administrators, personal representatives, successors or assigns, have paid or properly accrued Losses in an aggregate stated amount to which the Sellers are entitled to indemnification pursuant to this Section 11, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, and (ii) specifying the individual items of Loss included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related. The Purchaser shall have the right to defend any claim by a third party at the expense of the Purchaser. The Sellers shall provide to the Purchaser prompt and complete disclosure of all pertinent information in the possession of or available to the Sellers and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Purchaser, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Sellers nor enter into any settlement (except the written consent of the Sellers) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Sellers of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Sellers shall have the right (but shall not be obligated) to participate in such defense through counsel of their own selection and at their own expense.

         12. Expenses. The Sellers and the Purchaser shall pay their or its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

         13. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (1) personally delivered to the intended recipient; (2) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (3) delivered in person to the address set forth below for the party to which the notice was given; (4) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or (5) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

                  (a) if to the Sellers, to John R. Scott, on behalf of the Sellers, 2308 S.E. 28th St., Suite 8, Bentonville, Arkansas 72712; Fax
         (501) 271-7572;

                  With copies to David W. Truetzel, Managing Director, Llama Company, 12444 Powerscourt Drive, Suite 300, St. Louis, Missouri 63131; Fax (313) 984-2566; and Allan H. Duncan, Managing Director, Llama Company, 2200 Ross Ave., Suite 4300 West, Dallas, Texas 75201; Fax
         (214) 665-4333;

                  (b) or if to the Purchaser, to Crown Croup, Inc., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Attention: Edward
         R. McMurphy, President; Fax (972) 719-4466;

                  With a copy to T. J. Falgout, III, Executive Vice President and General Counsel, Crown Croup, Inc., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Fax (972) 719-4466.

Any party hereto may designate a different address by written notice given to the other parties.

         14. Satisfaction of Conditions; Termination; Liquidated Damages.

                  (a) Best Efforts to Satisfy Conditions. The Sellers agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof.

                  (b) Termination. This Agreement may be terminated, without liability on the part of any party hereto to any other party hereto, by:

                           (i) the Purchaser, if a material default shall be
                  made by the Sellers in the observance or in the due and timely performance by the Sellers of any of the covenants of the Sellers herein contained, or if there shall have been a material breach by the Sellers of any of the warranties and representations of the Sellers herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Purchaser, or if the Closing shall not have occurred on or before January 18, 1999; or

                           (ii) the Sellers, if a material default shall be made
                  by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Sellers, or if the Closing shall not have occurred on or before January 18, 1999.

In the event of termination by the Purchaser or the Sellers as provided above, written notice shall forthwith be given to the other parties.

                  (c) Failure of the Purchaser to Close. If the Purchaser fails to close the transaction contemplated herein and (i) there has been no material default made by the Sellers in the observance or in the timely performance by the Sellers of any of the covenants of the Sellers herein contained, (ii) no material breach by the Sellers of any of the warranties and representations of the Sellers herein contained has occurred, (iii) all of the conditions of this Agreement to be complied with or performed at or before the Closing have been complied with or performed at the time required for such performance, or such non-compliance or non-performance has been waived by the Purchaser, and
         (iv) the Sellers have not otherwise breached this Agreement, then the Purchaser shall pay to the Sellers the sum of Three Hundred Thousand

         ($300,000) Dollars (the "Termination Fee"), which Termination Fee shall be deemed liquidated damages (and not a penalty) and the Sellers' sole and exclusive remedy for the Purchaser's breach and failure to close the transaction contemplated herein, and the Purchaser shall have no further obligation or liability to the Sellers hereunder.

         15. Miscellaneous.

                  (a) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, the Purchaser shall have the right at any time prior to Closing to assign this Agreement to a corporation wholly owned by the Purchaser, so long as the Purchaser, by written agreement reasonably acceptable to the Sellers, agrees to guarantee the performance by such assignee of the terms and provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, personal representatives, successors and assigns.

                  (b) Section and Paragraph Headings. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (c) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

                  (d) Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

                  (e) Knowledge. "Best knowledge" of a natural person means actual knowledge of such natural person, and "best knowledge" of a corporate person means actual knowledge of the directors, officers and employees of such corporate person, in each case (unless otherwise specifically set forth to the contrary) after reasonable inquiry and investigation.

                  (f) Public Announcements. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Purchaser and the Sellers, except as may be required by law.

                  (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  (h) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND VENUE FOR ANY DISPUTE ARISING HEREUNDER SHALL BE IN DALLAS COUNTY, TEXAS, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

* (i) Joinder of Spouses. The spouses of the Sellers, by their execution hereto, herein confirm and acknowledge that they concur with this sale of the Shares to the Purchaser by the Seller to whom they are married in accordance with the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on or as of the date and year first above written.


                                   PURCHASER:
                                   ----------

                                   CROWN GROUP, INC.



                                   By:
                                      -----------------------------------------
                                      Edward R. McMurphy, President


SPOUSES:                           SELLERS:
--------                           --------

                                   BILL FLEEMAN REVOCABLE TRUST
                                   u/d/t January 12, 1998

                                   By:
                                      -----------------------------------------
                                   Bill Fleeman, Trustee

                                       ----------------------------------------
Bill Fleeman                           Jeannie Fleeman



                                       ----------------------------------------
Kenneth W. Smith                       Nan R. Smith



                                       BILLIE JEAN FLEEMAN REEVES
                                       CHILDREN'S TRUST #1



                                       By:
                                          -------------------------------------
                                          Billie Jean Fleeman Reeves, Trustee




                                       ----------------------------------------
Billie Jean Fleeman Reeves             James R. Reeves


                                       SHARON ELIZABETH FLEEMAN GREEHEY
                                       CHILDREN'S TRUST #1



                                       By:
                                          -------------------------------------
                                          Sharon Elizabeth Fleeman Greehey,
                                          Trustee




                                       ----------------------------------------
Sharon Elizabeth Fleeman Greehey       William Greehey


                                       JOHN TODD FLEEMAN CHILDREN'S TRUST #1


                                       By:
                                          -------------------------------------
                                          John Todd Fleeman, Trustee



                                       ----------------------------------------
John Todd Fleeman                      Melanie Dian Fleeman



                                       BART WAYNE FLEEMAN CHILDREN'S TRUST #1


                                       By:
                                          -------------------------------------
                                          Bart Wayne Fleeman, Trustee



                                       FLEEMAN CHARITABLE REMAINDER
                                       ANNUITY TRUST



                                       By:
                                          -------------------------------------
                                          Nan R. Smith, Trustee